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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

AMENDMENT NO. 1

International Multifoods Corporation
(Exact name of Registrant as specified in its charter)

Delaware (State of Incorporation or Organization)	41-0871880 (I.R.S. Employer Identification No.)
110 Cheshire Lane, Suite 300 Minnetonka, MN (Address of Principal Executive Offices)	55305-1060 (Zip Code)

        If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

        If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

        Securities Act registration statement file number to which this form relates: N/A (if applicable).

        Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Share Purchase Rights	New York Stock Exchange

        Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

Item 1. Description of Registrant's Securities to be Registered.

        International Multifoods Corporation has amended the Rights Agreement, dated as of September 15, 2000, between International Multifoods Corporation and Wells Fargo Bank Minnesota, N.A. as Rights Agent.

        The amendment of the rights agreement has effected the following changes:

  (1)
  rendered the rights agreement inapplicable to the merger and the other transactions contemplated by the Agreement and Plan of Merger, dated as of March 7, 2004, among The J. M. Smucker Company, Mix Acquisition Corporation, and International Multifoods Corporation; and

  (2)
  provided for all outstanding rights under the rights agreement to terminate immediately before the effective time of the merger described above.

        The foregoing summary of the amendment is not complete and is qualified in its entirety by reference to the First Amendment to Rights Agreement, which is attached as an exhibit hereto and incorporated by reference herein.

Item 2. Exhibits.

  1.
  First Amendment to Rights Agreement, dated as of March 7, 2004, between International Multifoods Corporation and Wells Fargo Bank Minnesota, N.A. as Rights Agent.

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

INTERNATIONAL MULTIFOODS CORPORATION
Dated: March 10, 2004	By:	/s/ DENNIS JOHNSON
Its: Vice President and Controller

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Item 1. Description of Registrant's Securities to be Registered.
Item 2. Exhibits.